December 8, 2005


Mail Stop 4561

Mr. Richard L. Ham
Director and President
Millenium Holding Group, Inc.
12 Winding Road
Henderson, NV 89052

	RE:	Millenium Holding Group, Inc.
      Form 10-KSB for the fiscal year ended December 31, 2004
		Filed May 16, 2005
		Form 10-QSB for the quarterly period ended March 31,
2005
		File No. 0-28431

Dear Mr. Ham:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



Daniel L. Gordon
Branch Chief


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